Exhibit 4.7
-----------

                                PLANTRONICS, INC.
                        BASIC DEFERRED COMPENSATION PLAN

                              PARTICIPANT ELECTION


Plantronics, Inc.
337 Encinal St.
Santa Cruz, CA  95060

         In accordance with the Plantronics, Inc. Basic Deferred Compensation Plan (the "Plan"), a copy of which has previously been furnished to me, I hereby make the following election with respect to compensation earned by me after the effective date of the Plan:

         Amount and Investment Selection

         The amount (or percentage) to be deferred, subject to a minimum annual deferral of $2,500 and the maximum annual deferral allowed under Section 3.1(a) of the Plan (generally 25% of total compensation, as that term is defined in such Section) and the investment selection is as follows:

                  Ten thousand dollars ($10,000.00) or one hundred percent (100%), whichever is less, from my Quarterly Regular Bonus all of which to be used to purchase Common Stock of Plantronics, Inc. Any cash remaining thereafter shall be invested in a money market account.

         Manner and Payment Date

         The manner and date upon which payment of deferred amounts will commence (subject to earlier distribution as provided in Section 6.1(b) of the Plan) is as follows:

                  Upon termination of employment, a lump sum if my age is fifty
                  (50) years or less (i.e. August 4, 2009 or sooner). If older than fifty (50) years, i.e. on or after August 5, 2009, then fifteen (15) equal annual installments.

         I understand that the foregoing election shall remain in effect for the remainder of calendar year 1996 and for each succeeding calendar year until this election is earlier terminated in accordance with the terms of the Plan. I understand that the election made as indicated herein is irrevocable.



Date                                                 Signature

---------------
Address                                              Print Name



Telephone

Received and Accepted by Plantronics, Inc.


By:
         Thomas A. Suchevits                         Date
Title:   Vice President - Human Resources

                                PLANTRONICS, INC.
                        BASIC DEFERRED COMPENSATION PLAN

                          BENEFICIARY DESIGNATION FORM


Plantronics, Inc.
337 Encinal St.
Santa Cruz, CA  95060

Gentlemen:

         In the event of my death prior to the commencement of payments under the Plantronics, Inc. Deferred Basic Compensation Plan, the following beneficiary (or beneficiaries) shall receive the payments, if any, to which I may be entitled under the Plan.

Beneficiary:





         I understand that my designation of my beneficiary (or beneficiaries) may not be amended except by written notice filed with Thomas A. Suchevits at the Company.




Date                               Signature



                                   Print Name

                                PLANTRONICS, INC.
                        BASIC DEFERRED COMPENSATION PLAN

                                CONSENT OF SPOUSE


         I, ________________________, spouse of ____________________________, have read and approve the Plantronics, Inc. Basic Deferred Compensation Plan and Participant Election (collectively the "Plan"). In consideration of my spouse's participation in such Plan, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Plan and agree to be bound by the provisions of the Plan insofar as I may have any rights in said Plan or any compensation deferred by my spouse pursuant to the Plan, including any earnings thereon, under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date below.

Dated: